Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Panbela Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.001 par value per share, underlying common warrants	Rule 457(a)	13,350,000	$2.75	$36,712,500	0.00011020	$4,046
	Total Offering Amounts					$36,731,250		$4,046
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$4,046

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock split, stock dividends, recapitalizations, or other similar transactions.